Exhibit 5.1

[EDWARDS ANGELL PALMER & DODGE LLP LETTERHEAD]

August 17, 2007

Beacon Power Corporation
234 Ballardvale Street
Wilmington, Massachusetts 01887

Re:	Registration of 150,000 Shares of Common Stock Issuable to GFI Tyngsboro, LLC

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about August 17, 2007 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 150,000 shares of your common stock, par value $0.01 per share (collectively, the "Shares"). We understand that the Shares are to be sold by the selling stockholder to the public from time to time as described in the Registration Statement.

We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and subject to the limitations and qualifications of this opinion, we are of the opinion that the Shares in the Registration Statement have been legally and validly issued and are fully paid and nonassessable.

We are opining herein as to the effect on the subject transaction only of the present federal laws of the United States and the present Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this form under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Edwards Angell Palmer & Dodge LLP
EDWARDS ANGELL PALMER & DODGE LLP,